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                                  EXHIBIT 12.1 - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                 (Dollars in millions except ratios)



                                                Three months            Year             Year             Year             Year
                                             ended September 30,   ended June 30,   ended June 30,   ended June 30,   ended June 30,
                                                    1998                1998             1997             1996             1995
                                             -------------------   --------------   --------------   --------------   --------------
FIXED CHARGES
  Interest expense                                $  6.9             $  10.4          $ 10.9            $  5.1             $ 3.7
  Portion of rent expense
   representative of interest                        6.0                15.0             9.4               9.4               5.9
                                                  ------             -------          ------            ------             -----
                                                    12.9                25.4            20.3              14.5               9.6
  Preferred dividend requirement                     3.5                23.5            23.5              37.7              14.5
                                                  ------             -------          ------            ------             -----
  Combined fixed charges and
   preferred dividend                             $ 16.4             $  48.9          $ 43.8            $ 52.2             $24.1
                                                  ======             =======          ======            ======             =====

EARNINGS
  Income (loss) from continuing
  operations before income taxes,
  discontinued operations, minority
  interest, fresh-start reporting
  adjustment and extraordinary item                ($7.3)            ($267.5)(1)      ($22.3)(2)        $ 94.9(3)          $ 6.9
  Fixed charges per above                           16.4                25.4            20.3              14.5               9.6
                                                  ------             -------          ------            ------             -----
                                                  ($ 9.1)            ($242.1)         ($ 2.0)           $109.4             $16.5
                                                  ======             =======          ======            ======             =====

  Ratio of earnings to combined
   fixed charges and preferred dividends              --                  --              --               2.1                --
                                                  ======             =======          ======            ======             =====
  Coverage deficiency                             $(25.5)            $(291.0)         $(45.8)               --             $(7.6)
                                                  ======             =======          ======            ======             =====


(1) Includes $118.0 million of acquisition-related, restructuring and Chapter 11 charges.
(2) Includes $36.3 million of acquisition-related, restruccturing and Chapter 11-related charges.
(3) Includes $1.1 million of acquisition-related, restructuring and Chapter 11-related credits.
(4) Includes $62.1 million of acquisition-related, restructuring and Chapter 11-related charges.



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